Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information of Fidelity Rutland Square Trust: PAS International Fund of Funds, which is included in Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Boston, MA

March 14, 2006